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                                                                   Exhibit 10.25

                        ADMINISTRATIVE SERVICES AGREEMENT

          This Administrative Services Agreement ("Agreement") is made effective as of 12:01 a.m. Eastern Standard Time, on the 1st day of July, 1999 ("Effective Date") by and among Allstate Insurance Company, an Illinois insurance company ("Allstate") and Intramerica Life Insurance Company, a New York insurance company ("ILIC").

          WHEREAS, ILIC is a direct subsidiary of Allstate; and

          WHEREAS, Allstate has extensive experience in the operation of the life insurance business; and

          WHEREAS, ILIC desires Allstate to provide services to ILIC (collectively, the "services") and desires further to make use in its day-to-day operations of certain property, equipment and facilities (collectively, the "facilities") of Allstate as ILIC may request with respect to the services; and

          WHEREAS, Allstate and ILIC contemplate that such an agreement for services will achieve certain operating economies and improve services to the benefit of both of the companies; and

          WHEREAS, Allstate and ILIC wish to assure that all charges for services and the use of facilities incurred hereunder are reasonable and in accordance with all applicable legal requirements, including New York Insurance Department Regulation No. 33, and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner, and that

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estimated costs, whenever used, are adjusted periodically, to bring them into alignment with actual costs; and

          WHEREAS, Allstate and ILIC wish to identify the services to be rendered to ILIC by Allstate and the facilities to be used by ILIC, and to provide a method of fixing bases for determining the charges to be made to ILIC;

          NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Allstate and ILIC agree as follows:

          1. PERFORMANCE OF SERVICES AND USE OF FACILITIES. Subject to the terms, conditions and limitations of this Agreement, Allstate agrees to the extent requested by ILIC to perform diligently and in a professional manner such services as set forth in this Agreement as ILIC determines to be reasonably necessary in the conduct of its insurance operations.

          Subject to the terms, conditions and limitations of this Agreement, Allstate agrees to the extent requested by ILIC to make available to ILIC such of its facilities as ILIC may determine to be reasonably necessary in the conduct of the portion of its insurance operations specified herein, including data processing equipment, business property (whether owned or leased) and communications equipment.

          Allstate agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement.

               a.   CAPACITY OF PERSONNEL AND STATUS OF FACILITIES.

          Whenever Allstate utilizes its personnel to perform services for ILIC pursuant to

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          this Agreement, such personnel shall at all times remain employees of
          Allstate subject solely to its direction and control, and Allstate shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

               No facility of Allstate used in performing services for or subject to use by ILIC shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

               b. EXERCISE OF JUDGMENT IN RENDERING SERVICES. In providing any services hereunder which require the exercise of judgment by Allstate, Allstate shall perform any such service in accordance with any standards and guidelines ILIC develops and communicates to Allstate. In performing any services hereunder, Allstate shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of ILIC.

               c. CONTROL. The performance of services by Allstate for ILIC pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Allstate or ILIC by their respective Boards of Directors. Allstate shall act hereunder so as to assure the separate operating identity of ILIC.

          2. SERVICES. The performance of Allstate under this Agreement with respect to the business and operation of ILIC shall at all times be subject to the direction and control of the Board of Directors of ILIC. In providing services with respect to this Agreement, Allstate agrees that any and all personal contact or communication, both oral and written, with

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ILIC's policyholders, insureds, beneficiaries and applicants will be done in the name of and on behalf of ILIC. No mention of Allstate will be made in any such personal contact or communication with ILIC's policyholders, insureds, beneficiaries or applicants. Allstate agrees to use ILIC's letterhead for all such written communication. Allstate further agrees that if any of its employees who have direct contact with ILIC's policyholders, insureds, beneficiaries or applicants perform such services from a location outside the State of New York, Allstate will establish and maintain a toll free 800 telephone number for use by ILIC's policyholders, insureds, beneficiaries and applicants.

          Subject to the foregoing and to the terms, conditions and limitations of this Agreement, Allstate shall provide to ILIC, at ILIC's request, insurance-related services typically performed by a life insurance company with respect to individual and group life insurance and annuity products, including the services set forth below with respect to the business of ILIC.

               a. ACCOUNTING, DATA PROCESSING, TAX AND AUDITING. Allstate shall process all accounting functions and update all accounting records of ILIC (including, but not limited to, the general ledger, investment ledger, journals, cash book, subsidiary ledgers, and all worksheets supporting annual, quarterly and other statements and reports filed with or submitted to supervising and regulatory authorities). Allstate shall process daily transfers to the appropriate accounts and shall update ILIC's investment and general ledger accounting systems. Allstate shall also provide such assistance as may be required with respect to tax and auditing services. Such auditing services shall include not only review of financial records but may also include review of specific functions and

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          activities in order to ensure compliance with ILIC's established policies. This auditing provision shall not apply to ILIC's audit of Allstate's services pursuant to this Agreement.

                    Allstate shall provide ILIC's home office in Farmingville, New York computer access to the electronic system that generates the electronic records with respect to ILIC's business. Computer access to the electronic data media used to maintain ILIC's accounting records shall be readily available, easily accessible, and in a readable format during all normal business hours. Allstate shall maintain format integrity and compatibility of the electronic records to ensure such records which constitute ILIC's accounting records are current and accessible.

                    In addition to providing the above described access to ILIC's accounting records, Allstate personnel shall forward acceptable backup (hard copy or another durable medium as long as the means to access the durable medium is also maintained at the home office of
          ILIC) on a monthly basis. Backup of ILIC's accounting records shall be made on a regular basis from the accounting client server system. A copy will be archived.

                    If the electronic system being used to maintain the records which comprise ILIC's accounting records is to be replaced by a system incompatible with the existing system, Allstate shall ensure that all pre-existing records are accessible with the new system.

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               b.   FUNCTIONAL SUPPORT SERVICES. Allstate, when requested by
          ILIC, shall provide functional support services including but not limited to: (i) actuarial services, including rate and profit share analysis, product research and development, counseling on reserving requirements, work required for or in support of rate and/or form submissions, actuarial certifications and advice with respect to reinsurance, (ii) services associated with the establishment, maintenance, registration with appropriate government agencies, and administration of separate accounts, including unit pricing of the separate accounts, (iii) services associated with the generation and mailing of Form 1099, (iv) services in support of ERISA, 403(b) and 401(k) plans, (v) services in connection with the management of bank accounts, (vi) telecommunications services and electronic data processing services, facilities and integration, including software programming and documentation and hardware utilization, (vii) legal services, including representation of ILIC in the prosecution or defense of actions and in the negotiation and preparation of contracts and other documents, product development and drafting and filing of policies and forms, governmental relations and advising on regulatory compliance and rendering opinions on various legal matters, (viii) purchasing, (ix) printing, forms management, distribution, mailings and bulk handling, (x) human resource and employee relations services, including payroll processing, employee benefit plan design and administration, compensation design and administration, and recruiting of personnel other than agents, (xi) reinsurance administration services, and (xii)

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          other corporate services including but not limited to escheat processing, property and casualty insurance evaluation and procurement, office design services, lease negotiation, library, conference and travel, and purchasing.

               c. POLICYHOLDER SERVICE. Allstate, when requested by ILIC, shall provide policyholder services including but not limited to activities involving personal contact or communication with a policyholder or beneficiary, activities relating to policy loan applications and payments, surrender requests including computation of benefits payable, policy conversions, beneficiary changes, policy changes, requests for general information, preparation and mailing of disbursements, preparation and mailing of periodic reports and statements, dividend computations, premium payments, policy lapses, expires, nonforfeitures, reinstatements, consumer complaints and other related policyholder services.

               In addition, when requested by ILIC, Allstate shall provide advice on unique or complex policyholder services issues with respect to insurance products transacted by ILIC.

               d. COLLECTION SERVICES. With regard to the collection of premiums, deposits and other remittances from policyholders (including payments of principal or interest on contract loans) and from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to the business of ILIC, ILIC shall either perform these services on its own behalf or shall establish a lock-box bank arrangement in its name for the

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          deposit of amounts collected. If a lock-box arrangement is used, ILIC employees or officers shall direct the disbursement of funds from the lock-box arrangement.

               e. UNDERWRITING AND ISSUE SUPPORT. Allstate, when requested by ILIC, shall provide underwriting functions and services including, but not limited to, product design, preparation and filing of prospectuses, compliance, issuance of quotes and proposals, review of applications for policies and advice with respect to underwriting, review of rates, advice regarding issuance of policies, coverage booklets and amendments, advice with respect to agent compensation and other related services.

               With respect to any underwriting services that are provided to ILIC by Allstate pursuant to this Agreement, it is understood that:
          (i) Allstate shall provide such services in accordance with the underwriting guidelines and procedures of ILIC; and (ii) ILIC shall retain all final underwriting authority.

               f. CLAIMS ASSISTANCE. Allstate, when requested by ILIC, shall assist ILIC by processing, examining and investigating claims. In addition, when requested by ILIC, Allstate shall provide advice to ILIC concerning ILIC's claims. It is understood that: (i) Allstate shall provide such services in accordance with the claims guidelines and procedures of ILIC; and (ii) ILIC shall retain final approval authority for all claims. In performing claims services for ILIC pursuant to this Agreement, Allstate shall obtain and maintain all necessary licenses and permits required in order to comply with applicable laws and regulations.

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               g.   PUBLIC RELATIONS, ADVERTISING, SALES AND MARKETING
          PROMOTIONAL SERVICES. Allstate, when requested by ILIC, shall provide marketing assistance and services, including sales aids, rate guides, sales brochures, solicitation materials and such other promotional materials, information, assistance and advice as shall assist the sales, public relations and advertising efforts of ILIC, as well as services in connection with and in support of broker and distributor licensing and appointing, contracts and compensation. In addition, when requested by ILIC, Allstate shall provide to ILIC advice with respect to issues regarding public relations, advertising, sales and marketing. All advertising, sales and marketing material utilized by or on behalf of ILIC shall be subject to the prior approval of ILIC and ILIC shall maintain files of all such material in accordance with New York Insurance Department Regulation 34 and Regulation 34A.

          3. CHARGES. ILIC agrees to reimburse Allstate for services and facilities provided by Allstate to ILIC pursuant to this Agreement. The charge to ILIC for such services and facilities shall be at cost. Cost shall mean Allstate's actual costs and expenses fairly attributable to this Agreement, and shall include salaries and benefits, space rental and other overhead expenses, electricity, heat, water, building maintenance services, furniture and other office equipment, supplies and special equipment such as reference libraries, electronic data processing equipment and the like.

          Subject to New York Insurance Department Regulation 33, the bases for determining such charges to ILIC shall be those used by Allstate for internal cost distribution

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including, where appropriate, unit costs or time records prepared at least annually for this purpose.

          Cost analyses will be made at least annually by Allstate to determine, as closely as possible, the actual cost of services rendered and facilities made available to ILIC hereunder. Allstate shall forward to ILIC the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of costs incurred by Allstate on behalf of ILIC.

          4. PAYMENT. Within thirty (30) days after the end of each calendar quarter, Allstate will submit to ILIC, via an intercompany settlement process, a statement of the charges due from ILIC to Allstate in the preceding calendar quarter, including charges not included in any previous statements, and, unless such amount is disputed by ILIC, any balance payable or to be refunded as shown in such statement shall be paid or refunded within thirty (30) days following receipt of such statement by ILIC.

          If ILIC objects to any determination of the amount owed by ILIC, it shall so advise Allstate within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to ILIC and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Allstate and ILIC, whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Allstate and ILIC.

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          5.   STANDARD OF CARE. The parties shall use that degree of ordinary care and reasonable diligence in the performance of services hereunder that an experienced and qualified provider of similar services under a similar services agreement would use acting in like circumstances and familiar with such matters and in accordance with such additional standards as may be adopted by ILIC from time to time and communicated to Allstate, including industry standards and applicable laws. Furthermore, the parties agree to maintain backup systems and contingency plans to assure that work stoppages, fires, riots, equipment, utility or transmission failures, shortage or damage, acts of God or other similar occurrences do not jeopardize the integrity of the data maintained on behalf of the other party. Each party warrants it will maintain such systems in conformity with corporate and prudent business standards.

          6. ACCOUNTING RECORDS AND DOCUMENTS; AUDIT. Allstate shall be responsible for maintaining full and accurate accounts and records of all services rendered and facilities used pursuant to this Agreement in accordance with applicable laws and regulations, including, but not limited to, New York Insurance Department Regulation 152, and such additional information as ILIC may reasonably request for purposes of its internal bookkeeping and accounting operations. Allstate shall keep copies of such accounts and records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying (at ILIC's expense) by ILIC and persons authorized by it or any governmental agency having jurisdiction over ILIC during all reasonable business hours and ILIC shall maintain copies of such accounts and records at its home office in New York.

          With respect to accounting and statistical records prepared by Allstate by reason of its performance under this Agreement, such records shall be delivered to ILIC within thirty

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(30) days from the end of the month to which the records pertain or otherwise kept available at the offices of ILIC pursuant to New York Insurance Department Regulation 152 (11 NYCRR Part 243).

          ILIC and persons authorized by it or any governmental agency having jurisdiction over ILIC shall have the right, at ILIC's expense, to conduct an audit of the relevant books, records and accounts of Allstate upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Allstate shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit.

          7. RECORDS AND DOCUMENTS. All books, records, and files established and maintained by Allstate by reason of its performance under this Agreement which, absent this Agreement, would have been held by ILIC, shall: (i) be deemed the property of ILIC; (ii) be maintained in accordance with applicable law and regulation, including, but not limited to, Regulation 152 and (iii) be subject to examination at all times by ILIC and persons authorized by it or any governmental agency having jurisdiction over ILIC.

          With respect to documents which would otherwise be held by ILIC and which may be obtained by Allstate in performing under this Agreement, Allstate shall deliver such documents to ILIC within thirty (30) days of their receipt by Allstate or otherwise kept available at the offices of the ILIC pursuant to Regulation 152, except where continued custody of such original documents is necessary to perform hereunder. Allstate shall, at Allstate's expense, deliver to ILIC within 48 hours any and all documents requested by ILIC or by any governmental agency having jurisdiction over ILIC.

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          8.   RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Allstate an exclusive right to provide services to ILIC, and ILIC retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by ILIC pursuant to this Agreement.

          9. CONTACT PERSON(S). ILIC and Allstate each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be those set forth in Appendix A. Each party shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

          10. TERMINATION. This Agreement shall remain in effect until terminated by either Allstate or ILIC upon giving thirty (30) days or more advance written notice, provided that if on the date of termination ILIC is an affiliate of Allstate, ILIC shall have the right to elect to continue to receive data processing services and/or to continue to utilize data processing facilities and related software so long as it remains an affiliate of Allstate, not to exceed one year from the date of such notice. Upon termination, Allstate shall promptly deliver to ILIC all books and records that are, or are deemed by this Agreement to be, the property of ILIC.

          Application software and all copies thereof developed by Allstate for ILIC's use shall become, and that developed by ILIC and provided to Allstate for ILIC's exclusive use shall remain, the property of ILIC in perpetuity. To the extent allowed by applicable law, ILIC shall

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have the same rights as Allstate in any other software or copies thereof obtained by Allstate under license from third party vendors. ILIC may purchase other software or copies thereof from third party vendors for its exclusive use on Allstate's equipment if ILIC so desires. Allstate agrees that any software or copies thereof purchased by ILIC and used by Allstate in connection with this Agreement shall remain the property of ILIC.

          11. SETTLEMENT ON COMPLETE TERMINATION. No later than thirty (30) days after the effective date of termination of this Agreement, Allstate shall deliver to ILIC a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within thirty
(30) days of receipt of such statement.

          12. ASSIGNMENT. This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns, respectively.

          13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State without regard to principles of conflict of laws.

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          14.  ARBITRATION. Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The award rendered by the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York.

          15. INDEMNIFICATION. ILIC and Allstate agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, costs, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

          16. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed:

               a.   If to Allstate, to:

                    Allstate Life Insurance Company
                    3100 Sanders Road, Suite M4A
                    Northbrook, Illinois  60062-7127
                    Attention: Ronald Johnson
                    Phone: (847) 402-4101
                    Facsimile: (847) 402-4361

               with a concurrent copy to:

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                    Allstate Insurance Company
                    2775 Sanders Road, Suite A8
                    Northbrook, Illinois 60062-7127
                    Attention:  Megan McEnroe
                    Phone: (847) 402-2356
                    Facsimile: (847) 402-0158

               b.   If to ILIC, to:

                    Intramerica Life Insurance Company
                    c/o Charter National Life Insurance Company
                    8301 Maryland Avenue
                    St. Louis, Missouri  63101
                    Attention:  Sales Miller
                    Phone: (314) 854-4526
                    Facsimile: (314) 725-7191

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

          17. ENTIRE AGREEMENT. This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby.

          18. SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.

ALLSTATE INSURANCE COMPANY

By: /s/ James P. Zils
    -----------------
        Name: James P. Zils
        Title: Vice President and Treasurer

INTRAMERICA LIFE INSURANCE COMPANY

By: /s/ Kevin R. Slawin
    -------------------
        Name: Kevin R. Slawin
        Title: Vice President

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                                   APPENDIX A

CONTACT PERSON(S) FOR ALLSTATE:

     Allstate Life Insurance Company
     3100 Sanders Road, Suite M4A
     Northbrook, Illinois  60062-7127
     Attention: Ronald Johnson
     Phone: (847) 402-4101
     Facsimile: (847) 402-4361

with a concurrent copy to:

     Allstate Insurance Company
     2775 Sanders Road, Suite A8
     Northbrook, Illinois 60062-7127
     Attention: Megan McEnroe
     Phone:  (847) 402-2356
     Facsimile:  (847) 402-0158

CONTACT PERSON(S) FOR ILIC:

     Intramerica Life Insurance Company
     c/o Charter National Life Insurance Company
     8301 Maryland Avenue
     St. Louis, Missouri  63101
     Attention: Sales Miller
     Phone:  (314) 854-4526
     Facsimile:  (314) 725-7191

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